Exhibit 10.42

EXECUTION VERSION

THIRD AMENDMENT

This third Amendment (the “Third Amendment”) is made on September 18, 2017, is entered into by and among Teva Pharmaceuticals Europe B.V. (the “Company”) and Rob Koremans (the “Employee”).

WHEREAS, the Company and the Employee entered into an Employment Agreement, the terms and conditions whereof have been recorded inter alia in an employment contract dated December 21st, 2011 (the “Contract”) as amended on October 30, 2012 and January 12, 2015 (the “Agreement”), providing for the Employee’s employment by the Company, and setting forth the terms and conditions for such employment; and

WHEREAS, the Company and the Employee desire to amend the Agreement as set forth below.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.	The following paragraph shall be added immediately at the end of Section 5 of the Contract:

“In addition, in case of termination by the Company (other than for an urgent cause within the meaning of Dutch law) and subject to Employee achieving certain goals that will be agreed between the Employee and the CEO and execution of a non-revocable waiver and release of claims against the Company and any member of the Company’s group, any equity awards that were and/or will be granted to Employee until the formal date of termination of the Contract shall continue to vest for the Extended Period as if Employee had remained employed by the Company, in accordance with the terms and conditions of TPI’s equity plans and the individual award agreements evidencing such grants (including, for the avoidance of doubt, any performance vesting conditions) and the vested portion of any options as of the end of the Extended Period shall continue to be exercisable through their stated expiration date, following which any portion of such options not exercised will expire (the “Continued Vesting Benefits”).

For the purpose of this Section 5, the Extended Period shall mean the later of (i) a period of fourteen months (14) from the formal date of termination of the Contract , or (ii) March 1, 2020.

2.	The following section 5.1 shall be added immediately following Section 5A of the Contract:

“Notwithstanding anything to the contrary in Section 1.4 and Section 5, in the event (i) notice of termination of employment is served by Employee on or after July 1st, 2018, and (ii) subject to achieving certain goals that will be agreed between the Employee and the CEO; and (iii) Company and Employee mutually agreeing on the exact date of the termination of the employment, then Employee shall be entitled to the same treatment as if he was terminated by the Company other than for an urgent cause within the meaning of Dutch law. For the avoidance on doubt, this Section 5.1 shall not apply to Change of Control Severance Payment.

3.	Words and phrases defined in the Agreement shall bear the same meaning where used in this Third Amendment.

4.	The Agreement shall be construed in conjunction with this Third Amendment as an integral part thereof and shall remain of full force and effect, save as specifically amended in this Third Amendment.

5.	This Third Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

– Signature page follows –

IN WITNESS whereof the parties hereto have executed this Agreement on the day and year first written above.

/s/ Rob Koremans
Teva Pharmaceuticals Europe B.V.	Rob Koremans
Teva Pharmaceuticals Europe B.V.